FOR IMMEDIATE RELEASE

           FOREST OIL SIGNS CANADIAN CREDIT AGREEMENT


DENVER, COLORADO - February 14, 1996 - Forest Oil Corporation announced today that a subsidiary of the company has entered into a credit agreement with The Chase Manhattan Bank of Canada for the benefit of the company's two principal Canadian subsidiaries, Canadian Forest Oil Ltd. and Producers Marketing Ltd. The initial borrowing base under the credit facility is C$60 million. The credit facility has a three-year term and is indirectly secured by substantially all the assets of Canadian Forest Oil Ltd. Funds drawn under the credit facility will be used for general corporate purposes.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. Forest's common and preferred stocks are traded on the Nasdaq National Market system under the FOIL and FOILO symbols, respectively.

February 14, 1996

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